Exhibit T3A.8

UNANIMOUS WRITTEN CONSENT
IN LIEU OF ORGANIZATIONAL MEETING OF
THE MANAGERS OF
DMX HOLDINGS, LLC
(a Delaware manager-managed limited liability company)

The undersigned, being the initial Manager of DMX Holdings, LLC, a Delaware limited liability company (hereinafter the “Company”) filed with the Secretary of State of Delaware, hereby adopts the following resolutions in lieu of an organizational meeting of the Mangers, on January 1, 2015 (the “Effective Date”).

CERTIFICATE OF FORMATION

RESOLVED, that the acknowledgment of filing issued by the Secretary of State of Delaware, and the certified copy of the Certificate of Formation filed on January 1, 2015, are accepted and approved in all respects; and same shall be placed in the Company record book, attached hereto as Exhibit A.

COMPANY AGREEMENT

RESOLVED, that the form of the company agreement for regulating and managing Company affairs submitted to the undersigned is approved and adopted as the Company Agreement of the Company, attached hereto as Exhibit B; and

RESOLVED, that the Manager shall place the Company Agreement in the Company record book, and maintain a copy of the Company Agreement at the Company’s principal office.

PRINCIPAL OFFICE

RESOLVED, that the Company’s principal office be established and maintained at 1703 West Fifth Street, Suite 600 Austin, Texas 78703, and that meetings of the Manager from time to time may be held either at the Company’s principal office or at such other place as the Manager may select.

REGISTERED AGENT

RESOLVED, that the Company’s registered agent for service of process in Delaware is Corporate Creations Network, Inc., having the address of 3411 Silverside Road, Rodney Building #104, Wilmington, DE , 19810 and that the Company’s registered agent and registered address may be changed from time to time as the Manager may select.

COMPANY RECORD BOOK

RESOLVED, that the Company shall maintain and authenticate in the Company record

DMX Holdings, LLC

Organizational Resolutions

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book the appropriate business records, including but not limited to originals, copies or certified copies of the Company’s Certificate of Formation, the Acknowledgment of Filing, the Company Agreement, the Membership Interest transfer ledger, minutes of the meetings and of other proceedings of the Members, Manager, and any committee established by the Manager; and

RESOLVED FURTHER, that the Manager is to maintain in the Company record book records pertaining to the issuance and transfer of Membership Interest in the Membership Interest Certificate stubs and Membership Interest transfer ledger respectively.

MEMBERSHIP INTERESTS ISSUED

RESOLVED, that the Manager be, and hereby is, authorized to issue from time to time authorized Membership Interests (“Units”) of the Company for money paid, labor done, promissory note, or personal property or real estate or leases thereof actually acquired and upon such terms as the Manager in the Manager’s sole discretion; and

RESOLVED FURTHER, than an offer be issued to the following to purchase one hundred (100) Units, representing one hundred percent (100%) of the issued and outstanding Units of the Company, the consideration paid for such Units, and their respective current Percentage Interest (as defined in the Company Agreement attached hereto as Exhibit B) of the Company’s profits, income, and other gain, based on the Units outstanding as of the Effective Date of this document:

Member’s Name	Units Issued; Consideration	Percentage Interest

Panther-Lion Holdings Corp.	100	100%

Totals	100 Interests	100%
	$100.00

COMMENCING BUSINESS

RESOLVED, that consideration has been received for the issuance of Units, and that the Company consequently is able to commence and transact business and to incur indebtedness.

ORGANIZATIONAL EXPENSES

RESOLVED, that the Manager be and hereby is authorized to pay all charges and expenses incident to or arising out of the organization of and to reimburse any person who has made any disbursement therefor.

ELECTION OF MANAGER

RESOLVED, that the initial Manager and Organizer hereby resign, and certify that a number Units sufficient to do so, voted in favor to elect the following persons to serve as the

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Manager of the Company:

Steven Richards	Manager

APPOINTMENT OF OFFICERS

RESOLVED, that the Manager appoints the following persons to serve as officers of the Company.

Kenneth Eissing	Chief Operating Officer and President
R. Dodd Haynes	Chief Financial Officer and Treasurer
James McFelea	Executive Vice President
Melanie McCool	Vice President and Secretary
Harris Loring	Vice President
Jason Carlson	Controller

BANK ACCOUNT

RESOLVED, that the Manager be and hereby is authorized to open a bank account on the Company’s behalf with any banks the Manager deems appropriate.

LICENSES AND PERMITS

RESOLVED, that the Manager is directed to obtain in the Company’s name such other licenses and tax permits as may be required for the conduct of Company business by any federal, state, county, or municipal governmental statute, ordinance, or regulations, and are directed and authorized to do all things necessary or convenient to qualify to transact Company business in compliance with the laws and regulations of any appropriate federal, state, or municipal governmental authority.

OTHER STATES

RESOLVED, that for the purpose of authorizing the Company to do business in any state, territory or dependency of the United States or any foreign country in which it is necessary or expedient for the Company to transact business, Manager is hereby authorized to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and to make and file all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Company to transact business therein.

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CARRY ON BUSINESS

RESOLVED, that the signing of these minutes shall constitute full consent, confirmation, ratification, adoption and approval of the holding of the above meeting, the actions hereby taken, the resolutions herein adopted and waiver of notice of the meeting by the signatories.

EXHIBITS

A true copy of each of the following papers referred to in the foregoing minutes is appended hereto:

Exhibit A	Certificate of Formation

Exhibit B	Company Agreement of DMX Holdings, LLC

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The undersigned direct that this unanimous written consent may be executed in multiple counterparts, all of which shall be considered originals and that this unanimous written consent, including multiple counterparts, be filed with the minutes of the proceedings of the Manager of the Company. Delivery of an originally executed signature page or pages hereto, a counterpart signature page, or a photocopy thereof transmitted by facsimile or electronic mail shall be as effective as delivery of a manually-signed counterpart of this written consent.

THE MANAGER:	THE ORGANIZER:

/s/ Steven Richards	/s/ Samuel Watson Eastman, Esq.
Steven Richards	Samuel Watson Eastman, Esq.
Title: Manager	Title: Organizer
Date: January 1, 2015	Date: January 1, 2015

THE INITIAL MANAGER:

PANTHER-LION HOLDINGS CORP.,
a Delaware corporation.

/s/ Steven Richards
Steven Richards
Title: Director, President
Date: January 1, 2015

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EXHIBIT “A”

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF FORMATION OF “DMX HOLDINGS, LLC” FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF DECEMBER, A.D. 2014, AT 1:15 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF FORMATION IS THE FIRST DAY OF JANUARY, A.D. 2015.

3898155 8100V	/s/ Jeffrey W. Bullock
141586595	Jeffrey W. Bullock, Secretary of State AUTHENTICATION : 1999372
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 12-31-14

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State of Delaware
Secretary of State
Division of Corporations
Delivered 01:11 PM 12/24/2014
FILED 01:15 PM 12/24/2014
SRV 141586595 - 3898155 FILE

CERTIFICATE OF FORMATION

OF

DMX HOLDINGS, LLC

In compliance with the requirements of Section 18-201 of the Delaware Limited Liability Company Act, relating to the formation of a limited liability company, the undersigned, desiring to form a limited liability company, hereby certifies that:

1.             The name of the limited liability company is DMX Holdings, LLC.

2.             The address of the limited liability company’s registered office in the State of Delaware is 341 1 Silverside Road, Rodney Building #104, Wilmington, DE, 19810. The name of its registered agent at such address is Corporate Creations Network, Inc.

3.             The limited liability company shall be formed effective as of January 1, 2015.

4.             The limited liability company is being formed in connection with a Plan of Conversion and Certificate of Conversion to convert DMX Holdings, Inc., a Delaware corporation into DMX Holdings, LLC, a Delaware limited liability company.

IN WITHNESS WHEREOF, the undersigned has executed this Certificate of Formation this 19th day of December, 2014.

By:	/s/ Steven Richards
	Name:	Steven Richards
	Title:	President

DMX Holdings, LLC

Certificate of Conversion

Certificate of Formation

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Exhibit “B”

LIMITED LIABILITY OPERATING AGREEMENT

OF

DMX HOLDINGS, LLC

(a Delaware manager-managed limited liability company)

THIS LIMITED LIABILITY OPERATING AGREEMENT (the “Agreement”) is entered into this 1st day of January, 2015, by and between DMX HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and PANTHER-LION HOLDINGS CORP., a Delaware corporation (together with any future holder of Membership Interests, if any (as defined below), the “Member”). The Member may amend and/or restate this Agreement at any time and from time to time.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

A.            Definitions. For the purposes of this Agreement, the following capitalized words and terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person (i) any member of the Immediate Family of such Person; (ii) any trustee or beneficiary of such Person; (iii) any legal representative, successor, or assignee of such Person or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee for the benefit of such Person or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or any Person referred to in the preceding clauses (i) through (iv), and the term “Affiliated” shall have a correlative meaning.

“Control” means the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust. The terms “Controls” and “Controlled” shall have correlative meanings.

“Entity” means any general partnership, limited partnership, firm corporation, limited liability company, unlimited liability company, association, joint venture, venture capital fund, trust, business trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, unincorporated association or organization, Governmental Entity, cooperative, syndicate or other entity, whether or not having legal status.

“Governmental Entity” means any (i) multinational, national, federal, provincial, territorial, state, regional, municipal, local or other governmental or public

DMX Holdings, LLC

OPerating Agreement

department, central bank, court, arbitral body, commission, commissioner, tribunal, board, bureau, agency, instrumentality, or stock exchange, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any self-regulatory agency or organization exercising any regulatory, expropriation or taxing authority.

“Immediate Family” means, with respect to any individual, such individual’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Person” means any individual or Entity.

B.            Formation; Term. A Certificate of Incorporation was originally filed December 16, 2004 with the Secretary of State of the State of Delaware for The Capstar, Inc., which was later merged and changed names to create DMX Holdings, Inc. The Company was then formed via conversion of DMX. Holdings, Inc., a Delaware corporation, and is a continuation of the existence of such converting other entity in the form of a Delaware limited liability company formed by the filing of a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 1, 2015.

C.            Name. The name of the Company shall be DMX HOLDINGS, LLC, or such other name or names as the Member may from time to time designate; provided that the name shall always contain the words “Limited Liability Company,” “L.L.C.” or “LLC”, or such other words as may be required by the Limited Liability Company Act of the State of Delaware (the “Act”).

D.            Purpose. The Company is organized for any lawful business purpose or activity which may be conducted by a limited liability company under applicable law.

E.            Address. The address of the Company shall be located at 1703 West Fifth Street, Suite 600 Austin, Texas 78703, or at any other place selected by the Member.

F.            Registered Agent. The registered agent and the registered office of the Company in the State of Delaware is Corporate Creations Network, inc. at 3411 Silverside Road, Rodney Building #104, Wilmington, DE, 19810.

G.            Membership Interests. The Company shall have one class of Membership Interests (the “Membership Interests”). Membership Interests shall not be evidenced by a Certificate of Membership Interest. The initial capital contribution and percentage interest in the Company of the Member is set forth on Schedule A to this Agreement.

H.            Management. Except as otherwise limited by applicable law, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Company’s Managers (the “Managers”, whether one or more) who shall have all of the rights, privileges and responsibilities of a “manager” of a limited liability company under the Act. There shall be one Manager of the Company. Pursuant to Section 18-401 of the Act such Manager shall be Mr. Steven Richards.

The Managers shall hold office until their earlier resignation, death, retirement or until their successor is elected and assumes office. Any replacement Manager shall be appointed by the Member.  The Managers need not be Members of the Company. Except as expressly limited by this Agreement, the Managers shall have authority to act for and bind the Company and any person dealing with the Company shall be entitled to rely upon the Managers authority to act without further inquiry. The Managers may appoint officers of the Company and may remove and/or replace officers of the Company at their sole discretion. Except as otherwise determined by the Managers, officers of the Company shall have the same powers as officers of the same title at a Delaware corporation.

I.             Officers. The officers of the Company shall be appointed by resolution of the Mangers, each of whom shall serve until the earlier of his or her death, resignation, or removal by the Managers, which such removal may be for any reason or no reason. The Managers may appoint such additional officers who shall have such power and authority as may be specified in a resolution of the Managers. Officers shall serve at the pleasure of the Managers.

J.             Distributions. All distributions of cash and other property, in liquidation or otherwise, shall be made by the Company to the Member. Notwithstanding anything to the contrary contained herein, the Company shall not make a distribution to the Member on account of its interest if such distribution would violate the Act or other applicable law.

K             Tax Matters. Solely for tax purposes, to the extent permissible by law, the Company shall be disregarded as an entity separate from the Member and all assets and liabilities, and all items of income, loss, deduction, gain or otherwise shall be treated as items of the Member.

L.            Indemnification.

1.             Indemnitees. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Member, the Managers and any officer of the Company, and each of their respective officers, directors, observers, employees, stockholders, unitholders. partners (limited and/or general), managers, members, consultants or agents, as applicable (each an. “Indemnitee”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim and any tax imposed on an Indemnitee in respect of amounts of indemnification received hereunder) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the affairs of the Company. In furtherance of the foregoing, an. Indemnitee shall be entitled to indemnification hereunder unless there has been a final, non-appealable determination by a court of competent jurisdiction that the claim giving rise to such indemnification was caused solely by Indemnitee’s conduct and such conduct constituted willful misconduct or gross negligence. The satisfaction of any indemnification and any holding harmless pursuant to this Article L shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its members, managers, officers or employees are entitled to indemnification), and the Member shall not have any personal liability on account thereof.

2.              Expenses. Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof.

3.              Rights. The right of any Indemnitee to the indemnification expressly provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled to by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns and legal representatives.

4.              Suits and Judgments. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent shall not by itself, create a presumption that an Indemnitee is not entitled to indemnification under this Agreement.

5.              Insurance. The Company may purchase and maintain insurance, on behalf of the Indemnitees and such other persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the obligation to indemnify such person against such liability under the provisions of this Agreement.

6.              No Rights of Recovery. The Company acknowledges and agrees that neither it nor any of its Affiliates has any right of recovery against, and no personal liability shall attach to, the Member or any of its Affiliates, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

7.              Covenant Not to Sue. The Company hereby covenants and agrees, to the fullest extent permitted by law, that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, in the name of or on behalf of any of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, this Agreement, or any of the transactions contemplated hereby or otherwise relating hereto, against the Indemnitees.

8.              Exculpation. Subject to applicable law, no Indemnitee shall be liable, in damages or otherwise, to the Company, the Member or any of the Company’s Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except for any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such Indemnitee was grossly negligent or engaged in willful misconduct.

9.              Third Party Beneficiaries. The provisions of this Article L are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, all of whom are third party beneficiaries of this Article L and shall not be deemed to create any rights for the benefit of any other Persons.

M.           Limitation on Liability.

1.             To the fullest extent permitted by law (including Section 18-1101(c), (d), and (e) of the Act):

a.             notwithstanding any duty otherwise existing at law or in equity, and notwithstanding any other provision of this Agreement, neither the Member nor the Managers shall owe any duty (including fiduciary duties) to the Company or any other person that is a party to or is otherwise bound by this Agreement, in connection with any act or failure to act, whether hereunder, hereunder or otherwise; provided, however, that this clause (i) shall not eliminate the implied contractual covenant of good faith and fair dealing, and

b.             neither the Member nor the Managers shall have any personal liability to the Company or any other person that is a party to or is otherwise bound by this Agreement for monetary damages in connection with any act or failure to act, or breach, whether hereunder, thereunder or otherwise; provided, however, that this clause (ii) shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

2.             If any provision of Section L. 1 is held to be invalid, illegal or unenforceable, the duties and personal liability of the Member or Managers of the Company or any other person that is a party to or is otherwise bound by this Agreement shall be eliminated to the greatest extent permitted under the Act.

3.             Other than with respect to the Member or the Managers to the extent to which Section L. 1 is applicable (unless Sections M. 1 and 2 are held to be invalid, illegal or unenforceable, in which case this Section M. 3 shall apply to the Member or the Managers), subject to applicable law, no Indemnitee shall be liable, in damages or otherwise, to the Company or any of their Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except for any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such Indenmitee was grossly negligent or engaged in willful misconduct.

4.             Except as explicitly provided elsewhere herein or in the Act, the Member shall not be liable for any debts, liabilities, contracts or obligations of the Company whatsoever. The Member acknowledges that its capital contributions are subject to the claims of any and all creditors of the Company to the extent provided by the Act and other applicable law.

N.            Third Party Beneficiaries. Notwithstanding Section L. 9, It is understood and agreed among the parties that this Agreement is solely for the benefit of the parties hereto, and no other Person, other than the Indemnitees, shall be a third party beneficiary hereto. No statement, representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Notwithstanding anything to the contrary herein, each of the Indemnitees shall be a third party beneficiary of this Agreement and shall be entitled to enforce the indemnification and exculpation provisions hereof as if they were a party hereto.

O.            Duties of the Member and Certain Other Persons. To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) to the Company or the Member, or has any liabilities relating thereto, the Managers and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to the Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Managers or an Indemnitee otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Indemnitee.

P.            Dealings. The Company acknowledges that the Member, the Managers, and their respective Affiliates and each of their respective stockholders, directors, officers, controlling persons, unitholders, partners (limited and general), members, managers and employees (collectively, the “Investor Group”) have business interests and engage in business activities or commercial transactions in addition to those relating to the Company and its Affiliates (including those which may compete with the Company and/or its Affiliates). The Company agrees (and to the fullest extent permitted by applicable law, hereby waives and agrees not to assert any claim to the contrary) that no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company or any such Affiliate even if such opportunity is of a character which, if presented to the Company or such Affiliate, could be undertaken by the Company or such Affiliate, and, in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself, for its own account or on behalf of another or to recommend any such opportunity to other persons.

Q.            Governing Law; Severability. This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to any conflicts of law. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth hereinabove.

THE SOLE MEMBER:

PANTHER-LION HOLDINGS CORP., a Delaware corporation.

By:	/s/ Steven Richards
Name:	Steven Richards
Title:	Sole Director, President

SCHEDULE A

Name of Member	Capital Contribution	Percentage Interest
Panther-Lion Holdings Corp.	$100	100%